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                                                                   Exhibit 10.12

                                 Lease Agreement

This Lease is made by and between LESSOR : Chen, Ji-Ru
(hereinafter referred to as "Party A")and LESSEE : Kid Castle Internet Technology (hereinafter referred to as "Party B") and Party B's Guarantor :
(Intentionally Blank) (hereinafter referred to as "Party C") for the lease of premises hereunder. All parties agree to abide by the terms and conditions set forth as follows:

1. Premises under the Lease : 1st Floor, No. 148, Cheng-Kuo Road, Hsintien City, Taipei County, under the Lease.

2. The term of the Lease shall be one year, commencing from January 1st, 2005 to December 31st, 2005.

3. The monthly rental : NT$22,279(TWENTY TWO THOUSAND TWO HUNDRED SEVENTY NINE New Taiwan Dollars) (with a receipt originally issued for the payment of the rental by Party A) shall be paid by Party B without delay or rejection in any circumstances (the aforesaid rental is exclusive of electricity and water charges).

4. The rental shall be paid before the 1st day of each month. The rental shall be paid based on a one year period, and Party B shall not delay in paying any rental due to any excuse.

5. Party B shall pay a rental deposit of NT$ (Intentionally Blank) to Party A upon signing of this Lease. The said rental deposit shall be returned to Party B without interest upon expiration of this Lease, when Party B does not request for a lease renewal and has already vacated and surrendered the Premises to Party A.

6. Upon expiration of this Lease when no renewal is agreed to by Party A, Party B shall restore the Premises to the original condition thereupon, vacate and surrender the Premises to Party A without making any excuse or claiming any right. In case the Premises shall be surrendered to Party A after delays, Party B shall be liable for a default penalty equivalent to 500% of the rental on a monthly basis until the date of surrender of the Premises, to which Party B and Party C shall have no objection.

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7.    During the term of this Lease before its expiration, in the event that
      Party B desires to move out of the Premises, Party B shall not request any rental refund, moving costs or other royalties from Party A, and Party B shall unconditionally restore the Premises to the original condition and return the Premises to Party A without objection.

8. Prior to consent by Party A during the term of this Lease, Party B shall not, in whole or in part, have the Premises lent, subleased, transferred, or in any other way provided for use by any third party.

9. Party B may make alternations of partitions and/or facilities in the Premises as Party B deems necessary; construction work can only begin upon consent given by Party A and such construction work shall not damage the main structure and facilities of the building. Upon returning the Premises, Party B shall be responsible for the restoration of the Premises.

10. Party B shall not use the Premises for any illegal use, nor for storing hazardous articles that will cause public danger.

11. Party B shall use the Premises with the degree of care of a responsible administrator. Unless the damage or destruction is caused by acts of God or other force majeure, Party B shall be responsible for the reparation of damages attributable to Party B's negligence. If the Premises provided by Party A are damaged or destroyed due to nature, or due to normal wear and tear, Party A shall be responsible for the reparation.

12. In the event that Party B violates any provisions of this Lease or causes damages to Party A, Party B hereby shall be fully responsible for compensating such damage or loss. Party B shall pay for Party A's court costs and attorney's fees in the event that the court action is instituted.

13. In the event that Party B violates any provisions of this Lease or causes damage to the Premises, Party C shall be jointly liable for the loss Party A shall incur and abandon the right of counteraction voluntarily.

14. Parties A, B and C shall observe and abide by the provisions of this Lease. In the event that any party shall violate any provisions thereof, Party A may terminate

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      this Lease thereupon without any prior notice, and shall in no circumstances have any concern with the loss Party B shall incur.

15. Stamp duties are borne by Parties A and B, respectively. All taxes relating to the Premises shall be borne by Party A; whereas the expenses involved in the water supply, electricity and other taxes concerning business operations of Party B shall be borne by Party B.

16. In the event that the house tax and income tax owing to the leased Premises are increased and thus higher than the amount paid before the Lease, Party B shall bear such difference incurred therefrom without objection.

17. Any article left inside the Premises, upon expiration of this Lease after Party B vacates the Premises, shall be deemed to be abandoned at the disposal of Party A as waste, to which Party B shall have no objection.

18. The rental tax payable shall be paid by Party B to the tax collection office upon receiving tax statement(s), while Party B shall collect the tax amount in total prepaid by it from Party A at the end of the year.

In witness whereof Parties A and B have agreed terms and conditions hereunto and signed the Lease. The Agreement is made in duplicate, each party shall hold one to refer.

The Parties:

Lessor (Party A):            /s/ Chen, Ji-Ru

ID No.:                      A223718115

Lessee (Party B):            /s/ Kid Castle Internet Technology

ID No.:                      70676630

Party C:                     (Intentionally Blank)

ID No.:                      (Intentionally Blank)

Address:                     (Intentionally Blank)

Date: December 31st, 2004